Filed Pursuant to Rule 433
File No. 333-221941

FINAL TERM SHEET

Dated April 16, 2019

WALMART INC.

$1,500,000,000 2.850% Notes Due 2024

$1,250,000,000 3.050% Notes Due 2026

$1,250,000,000 3.250% Notes Due 2029

Name of Issuer:	Walmart Inc. (“Walmart” or the “Company”)

Title of Securities:	2.850% Notes Due 2024 (“2024 Notes”)
3.050% Notes Due 2026 (“2026 Notes”)
3.250% Notes Due 2029 (“2029 Notes” and, collectively with the 2024 Notes and the 2026 Notes, the “Notes”)

Aggregate Principal Amount:	$1,500,000,000 (2024 Notes)
$1,250,000,000 (2026 Notes)
$1,250,000,000 (2029 Notes)

Issue Price (Price to Public):	99.878% of aggregate principal amount (2024 Notes)
99.868% of aggregate principal amount (2026 Notes)
99.882% of aggregate principal amount (2029 Notes)

Maturity Date:	July 8, 2024 (2024 Notes)
July 8, 2026 (2026 Notes)
July 8, 2029 (2029 Notes)

Coupon (Interest Rate):	2.850% (2024 Notes)
3.050% (2026 Notes)
3.250% (2029 Notes)

Benchmark Treasury:	2.125% due March 31, 2024 (2024 Notes)
2.250% due March 31, 2026 (2026 Notes)
2.625% due February 15, 2029 (2029 Notes)

Spread to Benchmark Treasury:	+47 basis points (2024 Notes)
+57 basis points (2026 Notes)
+67 basis points (2029 Notes)

Benchmark Treasury Price and Yield:	98-22 1⁄4; 2.406% (2024 Notes)
98-13; 2.501% (2026 Notes)
100-08+; 2.594% (2029 Notes)

Yield to Maturity:	2.876% (2024 Notes)
3.071% (2026 Notes)
3.264% (2029 Notes)

Interest Payment Dates:	Interest will accrue from April 23, 2019.

Interest on the 2024 Notes will be payable semi-annually on January 8 and July 8 of each year, beginning on July 8, 2019.

Interest on the 2026 Notes will be payable semi-annually on January 8 and July 8 of each year, beginning on July 8, 2019.

Interest on the 2029 Notes will be payable semi-annually on January 8 and July 8 of each year, beginning on July 8, 2019.

Interest Payment Record Dates:	In the case of the 2024 Notes, December 24 and June 23 of each year.

In the case of the 2026 Notes, December 24 and June 23 of each year.

In the case of the 2029 Notes, December 24 and June 23 of each year.

Day Count Convention:	30/360 (2024 Notes)

30/360 (2026 Notes)

30/360 (2029 Notes)

Optional Redemption Provisions:	Walmart may redeem the 2024 Notes at any time prior to June 8, 2024, the 2026 Notes at any time prior to May 8, 2026 and the 2029 Notes at any time prior to April 8, 2029, in each case, at its option, either as a whole or in part, at a redemption price equal to the greater of:

• 100% of the principal amount of the Notes to be redeemed, plus any accrued and unpaid interest to, but excluding, the redemption date, and

• the sum of the present values of the Remaining Scheduled Payments, plus any accrued and unpaid interest to, but excluding, the redemption date.

In determining the present value of the Remaining Scheduled Payments, Walmart will discount such payments to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Applicable Treasury Rate plus, in the case of the 2024 Notes, 10 basis points, in the case of the 2026 Notes, 10 basis points and, in the case of the 2029 Notes, 12.5 basis points.

The term “Applicable Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue. In determining this rate, Walmart will assume a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

The term “Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes of a series to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issue of corporate debt securities of comparable maturity to the remaining term of the Notes of such series.

The term “Independent Investment Banker” means each of Credit Suisse Securities (USA) LLC, Goldman Sachs & Co. LLC, Mizuho Securities USA LLC and Morgan Stanley & Co. LLC and each of their respective successors as may be appointed from time to time by Walmart; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer (a “Primary Treasury Dealer”), Walmart will substitute another Primary Treasury Dealer for such firm.

The term “Comparable Treasury Price” means, with respect to any redemption date, the arithmetic average, as determined by the Independent Investment Banker, of the Reference Treasury Dealer Quotations for such redemption date.

The term “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the arithmetic average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer by 5:00 p.m., New York City time, on the third business day preceding such redemption date.

The term “Reference Treasury Dealer” means each of Credit Suisse Securities (USA) LLC, Goldman Sachs & Co. LLC, Mizuho Securities USA LLC and Morgan Stanley & Co. LLC and each of their respective successors; provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, Walmart will substitute another Primary Treasury Dealer for such firm.

The term “Remaining Scheduled Payments” means, with respect to any Note, the remaining scheduled payments of the principal thereof to be redeemed and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such Note, the amount of the next scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

The 2024 Notes will also be redeemable, in whole or in part, at the option of the Company at any time on or after June 8, 2024, at a redemption price equal to 100% of the principal amount of the 2024 Notes being redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

The 2026 Notes will also be redeemable, in whole or in part, at the option of the Company at any time on or after May 8, 2026, at a redemption price equal to 100% of the principal amount of the 2026 Notes being redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

The 2029 Notes will also be redeemable, in whole or in part, at the option of the Company at any time on or after April 8, 2029, at a redemption price equal to 100% of the principal amount of the 2029 Notes being redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

Any notice of optional redemption must be mailed to each registered holder of the 2024 Notes, the 2026 Notes or the 2029 Notes being redeemed not less than 10 days nor more than 60 days prior to the redemption date.

Sinking Fund Provisions:	None

Payment of Additional Amounts:	Not applicable

Legal Format:	SEC registered

Net Proceeds to Walmart (after underwriting discounts and commissions and before offering expenses):	$1,492,920,000 (2024 Notes)
$1,243,350,000 (2026 Notes)
$1,242,900,000 (2029 Notes)

Settlement Date:	T+4; April 23, 2019

Joint Book-Running Managers:	Credit Suisse Securities (USA) LLC
Goldman Sachs & Co. LLC
Mizuho Securities USA LLC
Morgan Stanley & Co. LLC
BNP Paribas Securities Corp.
NatWest Markets Securities Inc.

Selling Restrictions:	European Economic Area, United Kingdom, Canada, Hong Kong, Japan, Singapore and Switzerland

CUSIP:	931142 EL3 (2024 Notes)
931142 EM1 (2026 Notes)
931142 EN9 (2029 Notes)

ISIN:	US931142EL30 (2024 Notes)
US931142EM13 (2026 Notes)
US931142EN95 (2029 Notes)

Ratings:	Ratings for Walmart’s long-term debt securities: S&P, AA; Moody’s, Aa2; and Fitch, AA.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each securities rating should be evaluated independent of each other securities rating.

The offer and sale of the Notes to which this final term sheet relates have been registered by Walmart Inc. by means of a registration statement on Form S-3 (SEC File No. 333-221941).

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering in the United States to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering in the United States. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037, Goldman Sachs & Co. LLC toll-free at 1-866-471-2526, Mizuho Securities USA LLC toll-free at 1-866-271-7403 or Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.

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